Exhibit 99.1

NEWS RELEASE

Catalyst Biosciences Announces Pricing of $18 Million Underwritten Public Offering

SOUTH SAN FRANCISCO, Calif., April 07, 2017 (GLOBE NEWSWIRE) — Catalyst Biosciences, Inc. (NASDAQ:CBIO), a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications, today announced the pricing of an underwritten public offering of units for gross proceeds of $18 million, prior to deducting underwriting discounts and commissions and offering expenses payable by Catalyst.

The offering is comprised of Class A Units, priced at a public offering price of $5.00 per unit, with each unit consisting of one share of common stock and a five-year warrant (each, a “warrant”) to purchase one-half share of common stock with an exercise price of $5.50 per share, and Class B Units, priced at a public offering price of $1,000 per unit, with each unit comprised of one share of preferred stock, which is convertible into 200 shares of common stock, and a warrant to purchase 100 shares of common stock, also with an exercise price of $5.50 per share. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, with certain exceptions, has no voting rights. The securities comprising the units are immediately separable and will be issued separately. The closing of the offering is expected to take place on or about April 12, 2017, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), is sole book-running manager in connection with the offering.

A total of 930,000 shares of common stock, 13,350 shares of preferred stock convertible into 2,670,000 shares of common stock, and total warrants to purchase 1,800,000 shares of common stock will be issued in the offering.

In addition, Catalyst has granted the underwriters a 45-day option to purchase up to 540,000 additional shares of common stock and/or additional warrants to purchase up to 270,000 shares of common stock solely to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-216663) and an additional registration statement filed pursuant to Rule 462(b), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on April 6, 2017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such

NEWS RELEASE

jurisdiction. A final prospectus relating to this offering will be filed by Catalyst with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26TH Floor, New York, New York 10172, by calling (212) 409-2000.

About Factor VIIa Marzeptacog alfa (activated) is a high potency next-generation Factor VIIa that is initially being developed for the subcutaneous prophylactic treatment of severe hemophilia A and B patients with inhibitors. Learn more about Factor VIIa.

About Hemophilia and Factor Replacement Therapy

Hemophilia, for which there is no cure, is a rare but serious bleeding disorder that results from a genetic or an acquired deficiency of a protein required for normal blood coagulation. Individuals with hemophilia suffer from spontaneous bleeding episodes as well as substantially prolonged bleeding times upon injury. Learn more about hemophilia.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company focused on developing novel medicines to address hematology indications. Catalyst is focused on the field of hemostasis, including the subcutaneous prophylaxis of hemophilia and facilitating surgery in individuals with hemophilia. For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release, including statements regarding our strategy, future operations and plans, are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the completion of the underwritten offering, the over-allotment option and the potential uses and benefits of subcutaneously dosed marzeptacog alfa (activated). Actual results or events could differ materially from the plans and expectations and projections disclosed in these forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Catalyst makes, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, that human trials will not replicate the results from animal studies, that potential adverse effects may arise from the testing or use of Catalyst’s products, including the generation of antibodies, the risk that costs required to develop or manufacture Catalyst’s products will be higher than anticipated, competition, and other factors described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and the registration statement on Form S-1 (File No. 333-216663) filed with the SEC. Catalyst does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Investors:

Fletcher Payne, CFO

Catalyst Biosciences, Inc.

+1.650.871.0761

investors@catbio.com

Media:

Denise Powell

Red House Consulting, LLC

+1.510.703.9491

denise@redhousecomms.com